Exhibit 16.1

June 30, 2017

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 26, 2017, to be filed by our client, Aina Le’a, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm,

Very truly yours,

/s/ Macias Gini & O’Connell LLP

Macias Gini & O’Connell LLP

Walnut Creek, California